Exhibit 10.3

11 Hurley Street Cambridge, MA 02141 P 617-401-9000 F 617-494-0985

July 2, 2023

Linda Burkly, Ph.D.

Re: Offer of Employment

Dear Linda,

On behalf of Editas Medicine, Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter (the “Offer Letter”) is to set forth the terms of your employment with the Company, should you accept our offer.

I am pleased to offer you the position of Executive Vice President, Chief Scientific Officer at the Company, reporting to the Chief Executive Officer. Your base salary will be at the rate of $19,038.46 per biweekly pay period (equivalent to an annualized base salary of $495,000), subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. You will be employed on a full-time basis. Your effective date of hire as an employee (the “Start Date”) will be July 24, 2023 or such other date as is mutually agreed upon by you and the Company. You shall primarily work out of the Company’s office at 11 Hurley Street, Cambridge, Massachusetts and shall travel as required by your job duties.

Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, you will be eligible for a retention and performance bonus, targeted at 45% of your annualized base salary, based on your and the Company’s performance during the applicable fiscal year as determined by the Board (or such committee) and in accordance with certain corporate goals determined by the Board (or such committee), in each case, in its sole discretion. Such bonus shall be pro-rated for any partial year and shall not be payable if your Start Date is within the last quarter of the fiscal year. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided, that the Company will award and pay any bonus for the prior calendar year no later than March 15th of the next succeeding fiscal year.

Subject to approval of the Board or a duly authorized committee thereof, you shall be awarded (i) a stock option for 135,500 shares of the Company’s common stock (the “Option”), and such Option will have an exercise price equal to the fair market value of the Company's common stock on the date of grant and (ii) restricted stock units (“RSU,” together with the Option, the “Time-based Equity Awards”) for an aggregate of 45,167 shares of the Company’s common

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stock. The Option will vest over four (4) years at the rate of 25% on the first anniversary of the Start Date, and an additional 2.0833% of the original number of shares at the end of each successive month following the first anniversary of the Start Date until the fourth anniversary of such date. The RSU will vest over four (4) years at the rate of 25% of the original number of RSUs on the first anniversary of the Start Date, and an additional 25% of the original number of RSUs will vest at the end of each successive anniversary date of your Start Date until the fourth anniversary of such date.

In addition, subject to approval of the Board or a duly authorized committee thereof, you shall be awarded performance-based RSUs for 45,167 shares of the Company’s common stock (the “PSU,” together with the Time-Based Equity Awards, the “Equity Awards”). The PSU will vest in thirds based on pre-established performance goals as determined by the Organization, Leadership and Compensation Committee at the time of grant (and which shall be the same performance goals applicable to performance-based awards made to other executive officers in 2023) provided that you remain employed with the Company on the vesting dates; further provided, however, that notwithstanding anything to the contrary, no portion of the PSU shall vest prior to the one-year anniversary of the grant date for such award. The Equity Awards will be brought to the Board of Directors (or a duly authorized committee thereof) for approval on or after the date you begin employment with the Company. The Option is intended to be granted pursuant to Nasdaq Listing Rule 5635(c)(4) as an inducement for you to enter into employment with the Company and will be evidenced in writing by, and subject to the terms of, an inducement stock option agreement. The RSU and the PSU will be granted subject to the standard terms and conditions of the Company’s 2015 Stock Incentive Plan (as may be amended and/or restated from time to time) and the applicable award agreement thereunder. You will be eligible to receive future equity awards, if any, at such times and on such terms and conditions as the Board (or a committee thereof) shall, in its sole discretion, determine.

You may participate in any benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Additionally, you will be eligible for paid vacation and holidays in accordance with Company policy. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

You will be required to execute a Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement in the form attached hereto as Exhibit A (the “Agreement”) and, prior to your Start Date, a Durable Automatic Sale Instruction Letter in the form attached hereto as Exhibit B. You acknowledge that your eligibility for the Equity Awards referenced herein are contingent upon your agreement to the non-competition provisions set forth in the Agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company, is fair and reasonable, and is in exchange for your compliance with such non-competition obligations.

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In making this offer, the Company understands, based on representations made by you, that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way your acceptance of this offer or employment or the performance by you of your duties as an employee of the Company. In accepting this offer you represent and warrant the foregoing to be true and correct (i) that in connection with providing services to the Company you will not use any confidential and/or proprietary information of any third party, including, without limitation, any former employer, or bring any biological or other materials to the Company and (ii) the Agreement was provided to you by the earlier of (A) the date we sent you this Offer Letter and (B) ten (10) business days before your Start Date.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time or pursuant to an employment contract, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause, or prior notice and without additional compensation to you (except as pursuant to the Company’s Severance Plan, as discussed in the next paragraph).

You will be eligible to participate in the Severance Plan, a copy of which is attached hereto as Exhibit C, at the applicable level referenced in such plan. Your eligibility under the Severance Benefits Plan is subject to the terms and conditions thereof. For clarification purposes, under the Severance Benefits Plan, as an Executive Vice President, you are eligible to receive benefits as defined for the role of “Other C-Level Officer or Senior Vice President.”

This Offer Letter and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (formal or informal, whether written, oral or implied) between you and the Company. This Offer Letter may not be amended or modified except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time in the Company's sole discretion and provided that the "at-will" nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment. Nothing in this Offer Letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent you are eligible for post-employment benefits under the Severance Plan.

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As an employee of the Company, you will be required to familiarize yourself and comply with all Company policies and procedures. Violations of the Company's policies may lead to immediate termination of your employment. Further, the Company's premises, including all workspaces, furniture, documents and other tangible materials, together with all information technology resources of the Company (including computers, portable devices, data and other electronic files (whether in hard copy or electronic form), and all internet and email communications) are subject to oversight and inspection by the Company at any time. Company employees shall have no expectation of privacy with regard to any Company premises, materials, resources or information.

The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks as may be requested by the Company. If requested by the Company, you will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

Please indicate your acceptance of this offer by signing the enclosed copy of this Offer Letter and the Agreement via the electronic signature tool.

Please know that we are truly excited at the prospect of you becoming part of the Editas team and at your leadership helping to build what we hope will be an exceptional organization, one that is both a scientific pioneer and that delivers transformative medicines to many patients. We believe that you will be a fundamental part of turning that aspiration into reality.

Very truly yours,

Editas Medicine, Inc.

/s/ Linea Aspesi
Linea Aspesi
EVP, Chief People Officer

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The foregoing correctly sets forth the terms of my employment by the Company. I am not relying on any other representation, except as set forth in this Offer Letter.

/s/ Linda Burkly
Linda Burkly

July 3, 2023
Date

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617-401-9000 617-494-0985
11 Hurley Street Cambridge, MA 02141 P 617-401-9000 F 617-494-0985

Exhibit A

Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

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Exhibit B

Durable Automatic Sell-to-Cover Instruction

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617-401-9000 617-494-0985
11 Hurley Street Cambridge, MA 02141 P 617-401-9000 F 617-494-0985

Exhibit C

Severance Benefits Plan

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